Exhibit T3B.29

[logo:] Registrars OF SPAIN

REGISTRY CERTIFICATE

Registry Certification issued by:

ANTONIO HOLGADO CRISTETO

Commercial Registrar of COMMERCIAL REGISTRY OF

MADRID

Príncipe de Vergara, 72

28006 - MADRID

Telephone: 915761200

Fax: 915780566

E-mail: madrid@registromercantil.org

Certification of Articles of Association

APPLICATION IDENTIFIER: 3/38/N86CP69C

(Cite this identifier for any

question related to this certification)

Your reference: : : Intrum Servicing Spain-Article

[logo:] Registrars OF SPAIN

REGISTRY CERTIFICATE

THE UNDERSIGNED REGISTRAR OF THE COMMERCIAL REGISTRY OF MADRID AND ITS PROVINCE, following an examination of the Books of the Archive and the digital database existing in this commercial Registry, MADRID, with reference to the Company requested in the request presented under entry 7774 of Journal 2025;

CERTIFIES:

1. That the company INTRUM SERVICING SPAIN SA, a sole shareholder, with NIF [tax ID] A85582377, IRUS [Unique company registration identifier]: 1000282978782 and EUID [Unique Identification Number]: ES28065.080848394, is registered in this Registry, in page M- 473332, volume 26268, folio 125, section 8th, and is currently in force.

2. The current articles of association of the aforementioned company are those attached at the end of this certificate.

3. No special situation is listed.

4. The dissolution and liquidation of the company to which this certificate relates is not registered, according to this Registry.

5. The journal does not show any entry relating to a title pending registration affecting the items being certified.

It is hereby noted that the registration status is certified as of 5 February 2025, prior to the opening of the Journal of Documents.

Note: Electronic file 7262 /2025.

CLAUSE OF LIMITATION OF EFFECT: The certificate only reliably certifies the content of the entries in the Registry at the time of its issue ex art. 77 of the Regulations of the Commercial Registry approved by Royal Decree 1784/1996, of 19 July. It is expressly stated that this certificate cannot be used to accredit the registration situation at a time other than the date of issue. Notice is hereby given of the possibility of any possible alteration in the registration sheet due to entries made at a later date that may affect the validity or content of what is being certified. The very existence of the entity, the validity and content of the powers of its representatives may have been substantially altered subsequently. Under no circumstances may the representative of the legal entity be understood to be able to bind the latter with third parties, due to the results of this certificate when the same is out of date due to lack of updating and in accordance with the provisions of articles 4 and 5 of Law 6/2020, of 11 November, regulating certain aspects of electronic trust services.

...... WARNINGS .......

BASIC INFORMATION ON PERSONAL DATA PROTECTION

Data Controller: Registrar/Entity listed in the header of the document. For further information, please see the other data protection information.

Purpose of processing: To provide the requested registration service including the practice of associated notifications and, where appropriate, invoicing thereof, as well as to comply with legislation on money laundering and terrorist financing, which may include profiling.

Legal basis for processing: The processing of the data is necessary: for the performance of a task carried out in the public interest or in the exercise of public powers vested in the registrar, in compliance with the relevant legal obligations,

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[logo:] Registrars OF SPAIN

REGISTRY CERTIFICATE

Rights: Mortgage and commercial legislation establish a special regime with regard to the exercise of certain rights, and therefore the provisions of these will be complied with. For matters not provided for in the registry regulations, the provisions of data protection legislation shall apply, as indicated in the details of the additional information. In any case, the exercise of the rights recognised by the data protection legislation to the data owners shall comply with the requirements of the registration procedure.

Categories of data: Identity data, contact data, other data available in the additional data protection information.

Recipients: Processing of data by other recipients is foreseen. No international transfers are foreseen.

Sources from which the data originate: Data may originate from the data subject himself/herself, presenter, legal representative, Management/Advisory.

Other data protection information: Available at https://www.registradores.org/politica-de-privacidad- registry- services depending on the type of registry service requested.

CONDITIONS OF USE OF INFORMATION

The information made available to you is for your exclusive use and is non-transferable and confidential and may only be used for the purpose for which the information was requested. The transmission or transfer of the information by the user to any other person, even free of charge, is prohibited. In accordance with the Instruction of the Directorate General of Registries and Notaries of 17 February 1998, the incorporation of the data contained in the registry information into computer files or databases for individualised consultation of natural or legal persons is prohibited, even expressing the source of origin.

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This document has been signed with a qualified electronic signature by ANTONIO HOLGADO CRISTETO Commercial Registrar of THE COMMERCIAL REGISTRY OF MADRID on 5 February 2025. [barcode]

(*) C.S.V. : 128065270065644870

Verification Web Service: https://sede.registradores.org/csv

(*) Secure Verification Code: this code allows the authenticity of the copy to be checked by accessing the electronic archives of the issuing public body or agency. Copies made on paper of public documents issued by electronic means and signed electronically will be considered authentic copies provided that they include the printing of an electronically generated code or other verification systems that allow their authenticity to be verified by accessing the electronic archives of the issuing public body or organisation (Article 27.3 of Law 39/2015, of 1 October, on the Common Administrative Procedure of Public Administrations).

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TITLE I. NAME, OBJECT, DURATION AND DOMICILE.-

Article 1.- Name. The Company shall be named “ INTRUM SERVICING SPAIN, S.A.U” and shall be governed by these Articles of Association in accordance with the provisions of Royal Legislative Decree 1/2010, of 2 July, which approves the revised text of the Capital Companies Act and other relevant provisions in force.

Article 2.- OBJECT OF THE COMPANY. The company has as its object: a. : (a) the acquisition, holding, management, administration, disposal and alienation of debt portfolios of any acquired by the Company from financial institutions or any other type (CNAE [National Classification of Economic Activities]: 8291); (b) the provision of debt collection services, both judicial and extrajudicial, credit information, financial analysis and purchase and recovery of debt portfolios and related businesses (CNAE 8291); (c) the acquisition, alienation, leasing and administration of real estate; d) making investments in financial markets or placements through financial intermediaries, except for activities regulated by legislation on Collective Investment Institutions and the Securities Market; e) subscription, acquisition, holding, management, administration, disposal and disposal of shares or holdings in other companies, whether or not resident in Spanish territory, whatever their purpose (CNAE 6420); f) the acquisition, holding, administration, management, operation, exploitation, disposal by any title and sale of all kinds of real estate, credits, debentures, bonds, fixed or variable income real estate securities, public or private, shares and holdings in all kinds of companies (CNAE 6810, 6820 and 6832); g) the provision of consultancy, management, information, training and advisory services of a commercial, mercantile, administrative and financial accounting nature to all kinds of natural or legal persons (CNAE 7022); h) financial intermediation for a client for the conclusion of a loan or credit contract for any purpose, by presenting, proposing or carrying out preparatory work for the conclusion of the aforementioned contracts, including, where appropriate, making such contracts available to consumers for their subscription (CNAE 6492); i) the marketing, by any means, of real estate, whether rural or urban property, plots of land, developments under construction or completed, dwellings, business premises or any other such (CNAE 6810, 6820 and 6832): and j) the performance, by any means or medium, all kinds of marketing and advertising activities aimed at marketing real estate. The aforementioned activities may be carried out either directly or indirectly, including through participation in other companies with an identical or similar purpose. The Company may assume the unitary management of a group of companies, even if their corporate purpose is different from that of the former, including the management and consultancy of companies in all areas, through the corresponding professionals. All activities for the exercise of which the Law establishes special requirements that are not fulfilled by this Company are excluded. Specifically excluded are those cases subject to Collective Investment and Securities Market legislation. Likewise, those activities that so require shall be carried out by qualified professionals”.

“ARTICLE 3. - The registered office is at C/ Vía de los Poblados, 3 Edificio 1, Parque Empresarial Cristalia, 28033- (Madrid). The Board of Directors of the Company may resolve to establish branches, agencies and delegations, both in Spain and abroad, subject to the legal requirements in each case, and may also resolve to abolish or transfer them. The Administrative Body may also resolve to transfer the registered office within the national territory”.

ARTICLE 4. - DURATION The duration of the Company shall be indefinite and shall commence operations on the date of execution of the Memorandum of Association. The Company may be dissolved at any time in accordance with these Articles of Association and the law.

TITLE II. SHARE CAPITAL AND SHARES. “ARTICLE 5.- SHARE CAPITAL. The share capital is FOUR HUNDRED AND FIFTY-FIVE THOUSAND AND FIVE HUNDRED (€450,500), fully subscribed and paid up.

ARTICLE 6.- SHARES. The share capital is divided into FOUR HUNDRED AND FIFTY-FIVE THOUSAND AND FIVE HUNDRED (€450,500), registered shares, indivisible, of a single class and series, represented by securities, with a nominal value of ONE EURO (€1,00) each; numbered sequentially from 1 to 450,500, both inclusive. Each share confers on its legitimate holder the status of shareholder and confers on him/her the rights recognised by law and in these articles of association and each share confers the right to one vote.”

ARTICLE 7.- SHARES. The shares shall be represented by registered shares, which shall be unitary or multiple. In the latter case, each certificate shall comprise all the shares held by the same shareholder. The certificates shall be numbered consecutively and shall contain at least the information required by article 114 of the Capital Companies Act, or the article that amends or replaces it. The shares shall appear in the Register of Registered Shares kept by the Company, in which successive transfers, the creation of rights in rem and other encumbrances on the shares shall be recorded. Each entry shall indicate the identity and address of the holder of the share or of the right or encumbrance on the share. The Company may only rectify the contents of the Register of Registered Shares if the interested parties have not objected to the rectification within a period of one month from the date of reliable notification of the intention to do so. The personal details of shareholders may be amended at their request and shall not be effective vis- à-vis the Company until such time as they are recorded in the Register of Registered Shares. The Company shall only consider a shareholder to be a shareholder if he is registered in the book of registered shares. Any shareholder who so requests may examine the book of registered shares. Until the certificates have been printed and delivered, each shareholder shall be entitled to obtain certification of the shares registered in his name.

ARTICLE 8.- TRANSFER OF SHARES. a) Voluntary transfer by “inter vivos” acts. The voluntary transfer of shares by “inter vivos” acts between the following shall be free for shareholders, as well as in favour of companies belonging to the same group as the transferring shareholder, under the terms established in Article 42 of the Commercial Code. In other cases, the transfer shall be subject to the following rules: i. A shareholder intending to transfer all or part of its shares, whether for valuable consideration or free of charge, shall send to the Company’s Administrative Body a communication (the “Transfer Communication”) stating the number and numbering of the shares it proposes to transfer, the name, address and nationality of the person to whom it wishes to transfer such shares, if any, as well as the price, payment conditions and main terms and conditions for the transfer. The Notice of Transfer shall constitute an irrevocable offer to sell. ii. Within ten calendar days following receipt of the Notice of Transfer, the Board of Directors shall send it to the remaining shareholders so that they may decide whether they wish to exercise their pre-emptive acquisition right on the shares offered as set out below. iii. Within twenty-five calendar days from the date on which the Administrative Body has notified the remaining shareholders of the Transfer Notice, the non- transferring shareholders may exercise a pre-emptive acquisition right for all (but not part) of the shares offered, under the same conditions set out in the Transfer Notice, by notifying the transferring shareholder in writing, with a copy to the Administrative Body. If more than one shareholder shows an interest in acquiring the shares offered, they shall be distributed by the Administrative Body among them pro rata to their shareholding in the Company. If the pro rata distribution of shares by the transferring shareholder results in several shareholders being entitled to fractions of shares, the corresponding shares shall be attributed to the shareholders to whom the highest fractions correspond. iv. The price shall be paid in full at the time of formalising the transfer which, in any event, must be within the month following the date on which the decision to exercise the pre-emptive acquisition right has been notified in accordance with the provisions of the preceding paragraphs. If the shareholder or shareholders who have notified their decision to exercise the pre-emptive acquisition right do not formalise the transfer within that period, and without prejudice to the legal actions available to the transferring shareholder to recover any damages and/or losses suffered, the provisions of sub-section (v) below shall apply. If there are several shareholders who notify their decision to exercise their pre-emptive acquisition right and any of them do not formalise the transfer, the shares corresponding to them shall be offered pro rata to the remaining shareholders. v. In the event that no shareholder has exercised their pre- emptive acquisition right within the period of twenty-five calendar days from the date on which the Board of Directors has notified the remaining shareholders of the Transfer Notice, the transferring shareholder shall be free to transfer the shares in accordance with the plan communicated in the Transfer Notice. vi. In cases where the planned transfer is for valuable consideration other than purchase or free of charge, the acquisition price shall be the price set by mutual agreement between the parties or, failing this, the fair value of the shares on the day on which the Company was notified of the intention to transfer. Fair value shall mean the value determined by an auditor, other than the auditor of the Company, appointed for this purpose by the directors of the Company. vii. The public deed of transfer must be executed within one month of the occurrence of the first of the circumstances indicated in subsection (v) above. Within thirty calendar days from the date of the transfer of the shares in accordance with the above rules, the transferring shareholder must send the Company a copy of the public deed of transfer. This regime shall also apply to the voluntary transfer by inter vivos acts of the right of pre-emptive subscription of shares which, in capital increases, corresponds to the shareholders in accordance with the provisions of the Law, which shall be exercisable within the periods established therein. b) Transfer “mortis causa”. The same pre-emptive acquisition right regulated in section (a) above shall apply to transfers of shares mortis causa, in which case the provisions of article 124 of the Capital Companies Act, or such other article as may replace or amend them, shall be complied with. In such cases, the notice to the Administrative Body may be given by the heir, legatee, administrator of the estate or the person acting in his or her stead, and the time periods shall commence to run from the time of such notice. The reasonable value shall be understood to be that of the day on which the registration of the transfer mortis causa was requested. c) Forced transfer. The right of pre-emptive acquisition referred to in section (a) above may be exercised even in the event of seizure or compulsory execution at the request of a third party, or as a consequence of any judicial or administrative enforcement proceedings on shares in the Company or rights inherent to such shares, for whatever reason, and in such cases the provisions of Articles 124 and 125 of the Capital Companies Act, or those which replace or amend them, shall apply. The periods shall commence to run from the time when the auctioneer or successful bidder notifies the Board of the acquisition. d) General. The rules governing the transfer of shares shall be those in force on the date on which the shareholder notified the Company of his intention to transfer or, where applicable, on the date of the death of the shareholder, or on the date of the judicial or administrative award. Transfers of shares which do not comply with the provisions of the Law and these Articles of Association shall have no effect whatsoever against the Company.

ARTICLE 9.- PENDING PAYMENT When there are partially paid-up shares, the shareholders must contribute to the Company the portion of capital not paid-up in the manner and within the period or periods determined by the resolution to increase the share capital or, failing this, under the conditions decided by the Board of Directors, in any event within a maximum period of five years from the date of the resolution to increase the share capital.

ARTICLE 10.- FORMALISATION OF TRANSFER AND CONSTITUTION OF RIGHTS. All transfers of shares, as well as the creation of a pledge or any other right in rem over the shares or any other right in rem, must be recorded in a public document. The transfer of shares or the creation of rights in rem thereon must be notified in writing to the Company for recording in the Register of Registered Shares, indicating the personal circumstances, nationality and domicile of the acquirer. The acquirer of the shares may exercise the rights of shareholder against the Company or, in the case of the holder of a right in rem, the rights corresponding to him in accordance with the provisions of the corresponding document formalising its constitution, as soon as the Company becomes aware of the transfer or constitution of the encumbrance.

ARTICLE 11.- USUFRUCT OF SHARES. In the case of a usufruct of shares, the status of shareholder resides in the bare owner, but the usufructuary shall have the right, in any case, to the dividends agreed by the company during the usufruct. In all other cases, the relationship between the usufructuary and the bare owner and the content of the usufruct shall be governed by the constitutive title of the usufruct and, in the absence thereof, by the provisions of the Capital Companies Act and, supplementarily, by the provisions of the Civil Code. Notwithstanding the foregoing, and unless the constitutive title of the usufruct provides otherwise, the provisions of Articles 128 and 129 of the Capital Companies Act shall apply to the liquidation of the usufruct and to the exercise of the right to subscribe new shares. In this case, the sums to be paid by the bare owner to the usufructuary shall be paid in money.

ARTICLE 12.- PLEDGE OF SHARES In general, in the event of a pledge of shares, the owner of the shares shall be entitled to exercise the rights of the shareholder. As an exception, the pledgee shall be entitled to all the rights of the shareholder (including the right to vote and to call a General Shareholders’ Meeting) without limitation from the time the application for enforcement of the pledge has been admitted or the Company has been notified of the commencement of the notarial enforcement of the pledge. Notwithstanding the foregoing, the regime of transfer of shares and pre-emptive subscription rights shall not apply in the case of transfers as a result of proceedings for the enforcement of the pledge with which all or part of the shares may have been encumbered.

ARTICLE 13.- ATTACHMENT OF SHARES. In the case of attachment of shares, the provisions of the preceding article shall apply to the attachment, insofar as it is compatible with the specific attachment regime.

ARTICLE 14.- CO- OWNERSHIP OR JOINT SHAREHOLDING. In the event of co-ownership of shares or joint shareholding over the same, the co-owners or co-owners shall designate one of them to exercise the corporate rights, but in the event of breach of the obligations to the Company, all of them shall be jointly and severally liable.

TITLE III. GOVERNING AND ADMINISTRATIVE BODIES OF THE COMPANY. ARTICLE 15.- CORPORATE BODIES. The corporate bodies of the Company are the General Shareholders’ Meeting and the Administrative Body. Section One. General Shareholders’ Meeting.

ARTICLE 16.- GENERAL SHAREHOLDERS’ MEETING. The shareholders, constituted in a duly called General Shareholders’ Meeting, shall decide on the matters within the competence of the General Shareholders’ Meeting. All shareholders, including dissenting shareholders and those who have not participated in the meeting, shall be subject to the resolutions of the General Shareholders’ Meeting, without prejudice to the right of withdrawal that may correspond to them in accordance with the provisions of the Law and these articles of association.

ARTICLE 17.- POWERS OF THE GENERAL SHAREHOLDERS’ MEETING. The General Shareholders’ Meeting shall be responsible for deliberating and agreeing on the following matters: a) Approval of the annual accounts, distribution of profits and censure of corporate management. b) The appointment and removal of the directors, liquidators and, if appropriate, the auditors, as well as the exercise of corporate action for liability against any of them. c) The authorisation of the directors to carry on the same, similar or complementary type of activity as the corporate purpose for their own account or for the account of others. d) The amendment of the Articles of Association. e) The increase and reduction of share capital. f) The transformation, merger, spin-off or global transfer of assets and liabilities of the Company and the transfer of the registered office abroad. g) The suppression or limitation of pre-emptive subscription rights. h) The acquisition, disposal or contribution of essential assets to another company. The essential nature of the assets shall be presumed when the amount of the transaction exceeds twenty-five (25) per cent of the value of the assets appearing in the last approved balance sheet, in accordance with the provisions of article 160 of the Capital Companies Act or such other article as may replace or amend it. i) The dissolution of the Company. j) The approval of the final liquidation balance sheet. k) Any other resolutions expressly reserved by law or by these Articles of Association to the competence of the General Meeting. Statutes to the competence of the same.

ARTICLE 18.- ATTENDANCE AND REPRESENTATION. In order to attend General Shareholders’ Meetings, it shall be sufficient to hold one share. Shareholders who are registered in the Register of Registered Shares five days prior to the date on which the General Shareholders’ Meeting is to be held shall be entitled to attend. Any shareholder entitled to attend may be represented at the General Shareholders’ Meeting by another person, even if not a shareholder. The proxy must be conferred in writing and, when not recorded in a public document, must be made specifically for each General Shareholders’ Meeting. The proxy shall cover all the shares held by the shareholder represented. Proxies may be revoked at any time. The personal attendance of the represented shareholder at the General Shareholders’ Meeting shall have the effect of revocation.

ARTICLE 19.- TYPES OF MEETINGS. General Shareholders’ Meetings may be ordinary or extraordinary. The ordinary general shareholders’ meeting shall necessarily meet within the first six months of each financial year to review the management of the company, approve, if appropriate, the accounts for the previous financial year and resolve on the application of the result, and may also deal with any other point indicated on the agenda and which is within the competence of the General Shareholders’ Meeting. If the Governing Body does not convene the Ordinary General Meeting within the aforementioned period, it may be convened at the request of any shareholder, after hearing the opinion of the Governing Body. The extraordinary general shareholders’ meeting - Any other General Shareholders’ Meeting held shall be considered extraordinary and shall be held whenever the Administrative Body deems it necessary or convenient for the company’s interests or when requested by a number of shareholders representing at least five per cent of the share capital, expressing in the request the matters to be discussed. In the latter case, the General Shareholders’ Meeting must be called to be held within two months of the date on which the Administrative Body was requested by notary to call it, and the matters requested must be included on the agenda. If the Administrative Body does not comply with the request in due time, the General Shareholders’ Meeting may be called at the request of any shareholder, after hearing the Administrative Body.

ARTICLE 20.- NOTICE. ALL GENERAL SHAREHOLDERS’ MEETINGS All General Shareholders’ Meetings must be called by means of an announcement published on the Company’s website, if one has been created; registered and published in accordance with the terms of Article 11 bis of the Capital Companies Act, or any act that may substitute or modify it. When the Company has not agreed to create its website or it is not yet duly registered and published, the call shall be made by means of an individual written announcement, which ensures its receipt by all shareholders, and which shall be sent to each of the shareholders at the address designated for this purpose or to the one appearing in the Company’s documentation. There must be a period of at least one month between the announcement and the date set for the General Shareholders’ Meeting. The notice shall state the name of the Company, the date and time of the meeting and the agenda. It shall include the mandatory information required by law in relation to the items to be discussed. The notice of meeting may state the date on which, if appropriate, the General Shareholders’ Meeting will be held on second call. There must be a period of at least twenty-four hours between the first and second meetings. All matters concerning the calling of the General Shareholders’ Meeting in special cases, the content of the supplementary call, the period prior to the call, the judicial call and the second call, shall be governed by the provisions of the Capital Companies Act.

ARTICLE 21.- PLACE OF CALL OF THE GENERAL SHAREHOLDERS’ MEETINGS The general shareholders’ meetings shall be called by the Board of Directors or, as the case may be, the liquidators, and shall be held in the municipal district where the Company has its registered office; unless for imperative reasons it is advisable and necessary for such General Shareholders’ Meeting to be held in any other place in Spain or abroad.

ARTICLE 22.- UNIVERSAL MEETING. However, the General Shareholders’ Meeting shall be deemed validly constituted, with Universal status, to deal with any matter, without the need for a prior call; provided that the entire share capital is present or represented and the attendees unanimously accept the holding of the General Shareholders’ Meeting and its agenda. Notwithstanding the provisions of Article 21 of these Articles of Association, the Universal General Meeting may meet anywhere in Spain or abroad.

Article 23.- CONSTITUTION OF THE GENERAL SHAREHOLDERS’ MEETING. The General Shareholders’ Meeting shall be validly constituted at first call when the shareholders, present or represented by proxy, hold at least 25% of the subscribed capital with voting rights. On second call, the General Shareholders’ Meeting shall be validly constituted regardless of the amount of capital in attendance. In order for the General Shareholders’ Meeting to validly resolve on the resolutions established in Article 194 of the Capital Companies Act (quorum for special cases), or that which modifies or replaces it, shareholders present or represented by proxy must hold at least fifty per cent of the subscribed voting capital at first call and twenty-five per cent at second call.

ARTICLE 24.- PRESIDING PANEL, DELIBERATIONS AND ADOPTION OF RESOLUTIONS. General Shareholders’ Meetings shall be chaired by the president of the Board of Directors or, in the absence thereof, by the vice- president thereof and, in the absence thereof, by the shareholder elected in each case by the shareholders attending the General Shareholders’ Meeting. The president shall direct the debate and give the floor in order of request. The secretary shall be the secretary of the Board or, in the absence thereof, the deputy secretary thereof and, in the absence thereof, the person chosen in each case by the shareholders attending the General Shareholder’s Meeting. With regard to the manner of deliberating and adopting resolutions, the following rules shall be observed: a) Once the valid constitution of the General Shareholders’ Meeting in question has been determined, the president shall declare the session open and shall successively propose each of the items appearing on the agenda for consideration by the General Shareholders’ Meeting. b) The deliberation shall be opened with a presentation of the content of each item by the president himself, or by members of the Administrative Body, by manager, or by corresponding adviser or technician, designated for such purpose by the Administrative Body. c) The shareholders shall then be given the opportunity to speak. The president shall take special care to ensure that the speaking time of shareholders who may oppose the proposals submitted by the Governing Body is respected in due time and form. However, after at least three turns in favour and three turns against, the president may propose to the General Shareholders’ Meeting, as a point of order, that the deliberation be closed. The president shall summarise the deliberations and formulate the proposal to be put to the vote. In relation to the adoption of resolutions, the following rules shall be observed: a) Voting shall be by show of hands, in three rounds: in favour, against and abstentions. If two scrutineers have not been previously appointed by the General Shareholders’ Meeting, the people acting as president and secretary of the meeting shall be responsible for counting the votes. b) Separate votes shall be taken on matters that are substantially independent and, in any event, even if they appear on the same agenda item, separate votes shall be taken on the appointment, ratification, re-election or removal of each director and, in the amendment of the Articles of Association, on each article or group of articles that have their own autonomy. c) Resolutions other than those referred to in the second paragraph of Article 23 of these Articles of Association shall be adopted by a simple majority of the votes of the shares present or represented at the General Shareholders’ Meeting, with a resolution being deemed adopted when it obtains more votes in favour than against the capital present or represented, both at first and second call. To adopt the resolutions referred to in the second paragraph of Article 23 of these Articles of Association, (i) if the capital present or represented exceeds fifty percent, it shall suffice for the resolution to be adopted by an absolute majority. However, (ii) the favourable vote of two-thirds of the capital present or represented at the General Shareholders’ Meeting shall be required when, on second call, shareholders representing twenty-five per cent or more of the subscribed capital with voting rights attend without reaching fifty per cent. Shareholders may request in writing prior to the General Shareholders’ Meeting or verbally during the meeting any reports and clarifications they deem appropriate on the matters included on the agenda, and the Board of Directors shall be obliged to provide them, with no restrictions other than those established in article 197 of the Capital Companies Act, or such other article as may replace or amend it, and with the exceptions set forth in said article.

ARTICLE 25.- CONFLICT OF INTEREST. Shareholders may not exercise their right to vote when there is a conflict of interest with respect to the object of the vote, in accordance with the provisions of the Capital Companies Act and, in particular, when it is a question of adopting a resolution whose object is: a) to authorise them to transfer shares subject to a legal restriction in the Articles of Association; b) exclude him/her from the Company; release him/her from an obligation or grant him/her a right; d) provide him/her with any type of financial assistance, including the provision of guarantees; or e) exempt him/her from the obligations arising from the duty of loyalty pursuant to the provisions of article 230 of the Capital Companies Act, or such other article as may replace or amend it. The shares of a shareholder who is in any of the situations of conflict of interest contemplated in the preceding section shall be deducted from the share capital for the purpose of calculating the majority of votes required in each case.

ARTICLE 26.- MINUTES AND CERTIFICATIONS. All corporate resolutions shall be recorded in the minutes of the General Shareholders’ Meeting, which shall be signed by the persons acting as President and Secretary of the meeting. The minutes of the General Meeting shall necessarily include the list of attendees and must be approved by the General Shareholders’ Meeting itself at the end of the meeting and, failing this, within fifteen days, by the president and two intervening shareholders, one representing the majority and the other representing the minority; all without prejudice to the provisions of the Law for the notarial minutes. The minutes, once approved and signed, shall be transcribed in the corresponding minutes book of the Company.

Section two. Administrative body. ARTICLE 27.- WAYS OF ORGANISING THE ADMINISTRATION OF THE COMPANY. The governing body, without the limitations of the powers reserved by the Capital Companies Act and the Articles of Association to the General Shareholders’ Meeting, shall manage the Company in or out of court. Said representation shall be for all acts that fall under the social object of the Company. The Company shall be governed and managed, at the discretion of the General Shareholders’ Meeting, by: (a) - A sole director; (ii) two joint and several directors; (iii) two joint directors; or (d) a Board of Directors comprising a minimum of three and a maximum of twelve members. The General Shareholders’ Meeting shall determine the system of administration adopted and, where appropriate, the number of members of the Board of Directors. The General Shareholders’ Meeting may also change the system of administration or the number of members of the Board of Directors without amending these Articles of Association.

ARTICLE 28.- APPOINTMENT. The competence for the appointment of Directors corresponds exclusively to the General Shareholders’ Meeting. In order to be appointed Director, it shall not be necessary to be a shareholder. May not hold any position in the company the persons or entities who incur in any legal incompatibility and cause of prohibition and disqualification, and in particular those provided for in article 213 of the Capital Companies Act, Act 5/2006, of 10 April 2006, and other state and autonomous community legislation in force. Directors may not engage for their own account or for the account of any third party in the same type of trade that constitutes the object of the Company, except by resolution of the General Shareholders’ Meeting, adopted with a majority of votes stipulated in article 24 of these Articles of Association.

ARTICLE 29.- TERM OF OFFICE. DIRECTORS SHALL HOLD OFFICE FOR A TERM OF SIX YEARS and may be re-elected one or more times for periods of the same duration. Once the term has expired, the appointment shall expire when the next general meeting has been held or when the legal term for holding the meeting that is to decide on the approval of the accounts for the previous year has elapsed. However, the general meeting of shareholders may at any time remove the directors, even if the removal is not on the agenda.

ARTICLE 30.- The office of director, both as such and for the performance of executive duties, shall be remunerated. The directors shall receive a remuneration consisting of (a) a fixed allowance; (b) an assistance allowance. (c) variable remuneration, which shall be calculated in accordance with the criteria for meeting the objectives established by the group; and (d) severance pay, consisting of compensation equivalent to monthly payments of remuneration, provided that the termination was not due to failure to perform the duties of director. The maximum amount of annual remuneration for all the directors as a whole shall be approved by the general meeting and shall remain in force until such time as it is amended. The distribution of remuneration among the different directors shall be established by resolution of the general meeting or the board of directors, which must take into consideration the functions and responsibilities attributed to each of the directors. The remuneration established in this article shall be compatible with any other remuneration that the directors may receive by virtue of a commercial or employment relationship, which does not require statutory provision.

ARTICLE 31.- BOARD OF DIRECTORS. When the administration and representation of the Company is entrusted to a Board of Directors, the rules set out below shall apply: 1.- Composition. The Board of Directors shall be composed of a minimum of three and a maximum of twelve members, the determination of which shall be the responsibility of the General Shareholders’ Meeting. 2.- Frequency. The Board of Directors shall meet whenever it is necessary or convenient for the interests of the Company and is so resolved by the President, or whoever acts in his stead, either on his own initiative or at the request of a director. In any event, the Board of Directors shall meet at least once a quarter. In the event that a director so requests, the president may not delay the calling of the meeting for more than fifteen days from the date of receipt of the request. 3.- Calling of meetings. Notice of call shall necessarily be given in writing, at least five working days prior to the meeting, by letter, telegram, fax or any other written or electronic means. The notice of meeting shall be addressed personally to each of the members of the Board of Directors, at the address appearing in their appointment to the e-mail address they have communicated to the Company, or to those, which, in the event of a change, they have notified to the Company. The notice shall state the date, place and time of the meeting, as well as the items on the agenda. 4.- Constitution. The Board shall be validly constituted when half plus one of its members attend the meeting in person or represented by another director. In the event of an odd number of directors, half shall be determined by default. A director may be represented at meetings of the Board of Directors only by another director. Representation shall be conferred by letter addressed to the President. A meeting of the Board of Directors shall be validly convened without prior notice when all the members of the Board unanimously decide to hold the meeting. 5.- Internal regulations. The Board of Directors, shall appoint the president and may appoint, if it so decides, one or more vice-president to replace the president in the event of vacancy, absence or illness. It shall also appoint the secretary and may appoint a deputy secretary to replace the secretary in the event of vacancy, absence or illness. The secretary and deputy-secretary may be non-directors, who may have the right to speak but not to vote. Voting shall be by show of hands, except when the vote is to be taken by secret ballot by decision of the President or at the request of the majority of those present. A written vote without a meeting shall be valid if no director objects. Resolutions of the Board of Directors held by videoconference or conference call shall be valid provided that none of the directors object to this procedure, that they have the necessary means to do so, and that they mutually recognise each other, which must be stated in the minutes of the Board of Directors and in the certification of the resolutions. In this case, the meeting of the Board of Directors shall be deemed to be the only meeting held at the place of the registered office. 6.- Majorities. Resolutions shall be adopted by an absolute majority of those attending the meeting, except where the law requires a qualified majority. In the event of a tie, the President shall have the casting vote. 7.- Minutes. The resolutions of the Board of Directors shall be recorded in the minutes, which must be approved by the Board at the end of the meeting or at the following meeting. The minutes shall be signed by the secretary of the Board of Directors at the meeting, with the approval of the person acting as president. The minutes shall be transcribed in the Company’s minute book. 8.- Delegation of powers. The Board of Directors may appoint one or more managing directors from among its members, without prejudice to the powers of attorney that may be conferred on any person, the powers to be conferred being determined in each case. The permanent delegation of any power of the Board of Directors to one or more managing directors and the appointment of the director or directors to occupy such positions shall require, in order to be valid, the favourable vote of two thirds of the members of the Board of Directors and shall not produce any effect until it is registered in the Commercial Registry. Under no circumstances shall any powers be delegated in contravention of the provisions of the Capital Companies Act and, in particular, none of the following powers: a) The supervision of the effective functioning of the committees it has set up and of the directors it has appointed; b) The determination of the Company’s general policies and strategies; c) The authorisation or waiver of the obligations arising from the duty of loyalty pursuant to the provisions of article 230 of the Capital Companies Act, or such other article as may replace or amend it; d) Its own organisation and operation; e) The preparation of the annual accounts and their submission to the General Meeting; f) The preparation of any kind of report required by law from the administrative body, provided that the transaction to which the report refers cannot be delegated; g) The appointment and removal of the Company’s managing directors, as well as the establishment of the terms of their contract; h) The appointment and removal of executives who report directly to the board or any of its members, and the establishment of the basic conditions of their contracts, including their remuneration; i) Decisions relating to the remuneration of directors, within the framework of the Articles of Association and, where appropriate, the remuneration policy approved by the General Shareholders’ Meeting; j) The calling of the General Shareholders’ Meeting and the drawing up of the agenda and proposal of resolutions; k) The policy relating to treasury stock; 1) The powers delegated to the Board of Directors by the General Shareholders’ Meeting, unless expressly authorised by it to sub-delegate them.

TITLE IV. FINANCIAL YEAR AND ACCOUNTS. ARTICLE 32.- FINANCIAL YEAR. 1. The financial year shall commence on 1 January and end on 31 December of each year.

ARTICLE 33.- ANNUAL ACCOUNTS. The Administrative Body is obliged to draw up, within a maximum period of three months from the close of the financial year, the annual accounts, the management report and the proposal for the distribution of profits. The annual accounts shall comprise the balance sheet, the profit and loss account and the notes to the financial statements and, where appropriate, the statement of changes in equity and the cash flow statement. These documents, which shall form a single unit, shall be clearly drawn up and shall give a true and fair view of the Company’s assets, financial position and results, in accordance with the provisions of the Law and the Commercial Code, and shall be signed by the Board of Directors.

ARTICLE 34.- SHAREHOLDERS’ RIGHT TO INFORMATION ON THE ANNUAL ACCOUNTS. Any shareholder shall have the right to obtain, as from the call to the General Shareholders’ Meeting, immediately and free of charge, the documents to be submitted for the approval thereof, as well as the management report and, if appropriate, the auditors’ report. This right shall be stated in the notice of meeting. During the same period indicated in the preceding paragraph, the shareholder or shareholders representing at least five per cent of the share capital may examine, at the registered office, either by themselves or together with an accountant, the documents that serve as support and background for the annual accounts of the Company, without the right of the minority to have an auditor appointed at the Company’s expense preventing or limiting this right.

TITLE V. SEPARATION AND EXCLUSION OF SHAREHOLDERS. ARTICLE 35.- SEPARATION AND EXCLUSION OF SHAREHOLDERS. Shareholders shall have the right to withdraw from the Company and may be excluded from the Company by resolution of the General Shareholders’ Meeting, for the reasons and in the manner provided in Articles 346 et seq. of the Capital Companies Act, or those replacing or amending them.

TITLE VI. DISSOLUTION AND LIQUIDATION. ARTICLE 36.- GROUNDS FOR DISSOLUTION. The Company shall be dissolved for the causes established in Chapter One of Title X of the Capital Companies Act.

ARTICLE 37.- LIQUIDATION. At the time of dissolution, the directors shall be converted into liquidators, unless the General Shareholders’ Meeting has appointed others upon resolution of the dissolution. The liquidators shall hold office for an indefinite period. If three years have elapsed since the opening of the liquidation without the final balance sheet of the liquidation having been submitted to the General Shareholders’ Meeting for approval, any shareholder or person with a legitimate interest may request the Commercial Court of the registered office of the company to remove the liquidators in the manner provided for in the Capital Companies Act. Once all creditors have been satisfied or the amount of their claims against the company has been deposited with a credit institution in the municipality in which the registered office is located and any outstanding claims have been secured, the resulting assets shall be distributed among the shareholders in proportion to their interest in the company’s share capital.

ARTICLE 38.- REACTIVATION OF THE COMPANY. Once dissolution has been agreed and until payment of the shareholders’ liquidation quota has commenced, the General Shareholders’ Meeting may agree to the Company’s return to active life provided that the cause for dissolution has disappeared and the book assets are not less than the share capital. Notwithstanding the foregoing, the revival of the Company may not be resolved in cases of dissolution by operation of law.

TITLE VII. SOLE SHAREHOLDER COMPANY ARTICLE 39.- SOLE SHAREHOLDER COMPANY. In the event that the Company becomes a single-member company, the provisions of Articles 12 and following of the Capital Companies Act, or such articles as may replace or amend them, shall apply, and the sole shareholder shall exercise the powers of the General Shareholders’ Meeting.